Exhibit 3.2

CONVERTIBLE PROMISSORY NOTE

One hundred fifty thousand Dollars - $ 150,000

CALTIER IB, LLC, a Delaware limited partnership

Made at: San Diego County, California, United States of America

Dated (For Reference Only): October 17, 2024

RECITALS

1.            WHEREAS, CALTIER IB, LLC. a California Limited Liability Company (“Borrower”) is acquiring certain real property located at 1398 Seacoast Drive, Imperial Beach, California 91932 (the “Property”) commonly known as “Seacoast Sands Apartments” with parcel number 632-030-03-00 (the “Property”).

2.            WHEREAS, Borrower intends to acquire and Manage the Property.

3.            WHEREAS, Borrower intends to sell interest in the Property using an affiliated newly formed single purpose entity tentatively named “CalTier IB, LLC” (the “SPE”) for purposes of acquiring and managing the Property, and anticipates that the SPE will solicit investments from private parties (“the Offering”).

4.            WHEREAS Borrower wishes to obtain funds on a short-term basis to finance its efforts to acquire and manage the Property.

5.            WHEREAS, Lender has expressed interest in providing short-term financing to the SPE.

6.            WHEREAS, the Parties wish to provide Lender and Borrower the greatest possible flexibility.

AGREEMENT

7.            Parties & Princi al Sum: For value received, the undersigned, (“Borrower”), promises to pay to the order of [*****] (“Lender”), at [*****] (“Lender Address”) or at any other place that may be designated in writing by Lender, the principal sum of $150,000 ($) (“Principal Sum”), with interest as set forth in this Note. All sums due are payable in lawful money of the United States of America. The principal amount of this Note will bear interest equal to fifteen percent (15%) of the Principal Sum. The Principal Sum and all interest accrued thereon shall be due and payable in full sixty (60) days from the date of execution of this Agreement, or Borrower’s receipt of funds from Lender, whichever occurs later. Borrower may elect to pay Lender the principal amount and all interest accrued thereon in full ninety (90) days from the date of execution of this Agreement or Borrower’s receipt of funds, whichever occurs later, at which time this Note will bear interest equal to twenty percent (20%) of the Principal Sum.

8.              Payment Terms: Borrower will pay to Lender the principal amount of this Note, and interest thereon, as follows:

Sixty (60) days following execution and delivery of this Note by Borrower to Lender or Lender’s transfer of the Principal Sum to Borrower (whichever occurs last) (“Maturity Date”), Borrower will pay Lender the sum of $172,500 being equal to the Principal Sum plus interest (15% of the Principal Sum). If Borrower elects to pay Lender thirty (30) days following the Maturity, Borrower will pay Lender the sum of $180,000 being equal to the Principal Sum plus interest (20% of the Principal Sum).

9.             Interest After Maturity Date: From and after the Maturity Date, or a date on which all sums owing under this Note become due by acceleration or otherwise, all sums owing under this Note will bear interest until paid in full at a rate equal to eighty percent (80%) per annum non-compounding until paid (“Default Rate”).

10.           Application of Payment: All payments on this Note will be applied first to the payment of any costs, fees, late charges, or other charges incurred in connection with the indebtedness evidenced by this Note; next, to the payment of accrued interest; then to the reduction of the principal balance; or in any other order that Lender requires.

11.           Acceleration: If: (a) Borrower fails to pay when due any sums payable under this Note; (b) an Event of Default (defined herein) occurs; or ( c) any other event or condition occurs that gives rise to a right of acceleration of sums owing under this Note, then Lender, at its sole option, will have the right to declare all sums owing under the Note immediately due and payable. However, if any document related to this Note provides for the automatic acceleration of payment of sums owing under this Note, all sums owing will be automatically due and payable in accordance with the terms of that document.

12.           Prepayment: Interest is guaranteed for at least 30 days. After which, Borrower will have the right to pay, without penalty or premium, on any monthly payment date, all or any portion of the outstanding principal amount of this Note prior to the Maturity Date on not less than five (5) days’ prior written notice to Lender. In such an event, the interest accruing on the Principal Sum shall be prorated day~~-~~for~~-~~day for each day the obligation is paid before the Maturity Date.

13.           No Offset No Joint Venture: Borrower will pay to Lender all sums owing under this Note without deduction, offset, or counterclaim of any kind. The relationship of Borrower and Lender under this Note is solely that of borrower and lender, and the loan evidenced by this Note will in no manner make Lender the partner or joint venturer of Borrower.

14.           Lender Option To Convert Debt To Interest In SPE: In the event that prior to the Maturity Date, Lender notifies Borrower of its desire to convert this Note into an equity interest in the SPE, Borrower shall assign this Agreement to the SPE, cause the SPE to assume this Agreement, and thereafter satisfy Borrower’s obligation under this Agreement by issuing equity interests to Lender on the terms offered on a dollar-for~~-~~dollar basis.

15.           Attorney’s Fees: If any attorney is engaged by Lender to enforce or construe any provision of this Note, or as a consequence of any Event of Default, with or without the filing of any legal action or proceeding, then Borrower will immediately pay to Lender on demand all attorneys’ fees and other costs incurred by Lender, together with interest from the date of the demand until paid at the Default Rate.

16.           No Waiver Unless In Signed Writing: No previous waiver or failure or delay by Lender in acting with respect to the terms of this Note will constitute a waiver of any breach, default, or failure of condition under this Note. A waiver of any term of this Note must be made in writing signed by the waiving party, and will be limited to the express written terms of that written waiver. If there are any inconsistencies between the terms of this Note and any other agreements of the parties, the terms of this Note will prevail.

17.           Notice Of Borrower’s Usury Exemption: Lender does not intend to contract for, charge or receive any interest or other charge which is usurious, and by execution of this Note, Borrower acknowledges that Lender has no such intent. Borrower represents to Lender that Borrower and this Agreement are exempt from California’s usury law by operation of Corporations Code § 25118, and that Borrower may not assert the California usury law as a defense to the enforcement of this action where Borrower selected the interest rate provided herein and affirmatively offered the same to Lender without Lender’s suggestion or request. All agreements between Borrower and Lender, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no event, whether by reason of acceleration of the maturity hereof, or otherwise, shall the amount paid or agreed to be paid to Lender for the use, forbearance or detention of the money to be loaned hereunder or otherwise or for the payment or performance of any covenant or obligation contained herein or in any other document evidencing, securing or pertaining to the indebtedness evidenced hereby, exceed the maximum amount permissible under applicable law. If from any circumstance whatsoever fulfillment of any provision hereof or other documents, at the time performance of such provision shall be due, shall exceed the maximum amount prescribed by law, then, ipso facto, the obligations to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance Lender shall ever receive as interest or otherwise an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to reduce the principal amount owing hereunder or on account of any other principal indebtedness of Borrower to Lender and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal hereof and such other indebtedness, such excess shall be refunded to Borrower. All sums paid or agreed to be paid to Lender for the use, forbearance or detention of the indebtedness of Borrower to Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest on account of such indebtedness does not exceed the maximum permitted by applicable law.

18.           Notices: All notice required or permitted in connection with this Note will be in writing and will be given by United States Mail ~~-~~ First Class ~~-~~ Postage Pre~~-~~Paid to the following address:

a.            If to Lender

[*****]
[*****]
[*****]

b.            If to Borrower:

CALTIER, IB, LLC.

Attn: Matt Belcher % CalTier Inc

5965 Village Way Ste 105 - 142, San Diego, CA 92130, matt@caltierinc.com

19.           Joint & Several Liability, Time Is Of The Essence, & Choice Of Venue And Law: If this Note is executed by more than one person or entity as Borrower, the obligations of each person or entity will be joint and several. No person or entity will be a mere accommodation maker, but each will be primarily and directly liable. Borrower waives presentment; demand; notice of dishonor; notice of default or delinquency; notice of acceleration; notice of protest and nonpayment; notice of costs, expenses, or losses and interest; notice of interest on interest and late charges; and diligence in taking any action to collect any sums owing under this Note or in proceeding against any of the rights or interests to properties securing payment of this Note. Time is of the essence with respect to every provision of this Note. This Note will be construed and enforced in accordance with Nevada law, except to the extent that Federal laws pre-empt state law, and all persons and entities in any manner obligated under this Note consent to the jurisdiction of any Federal or State Court within Nevada having proper venue and also consent to service of process by any means authorized by Nevada or Federal law.

20.	Default: Events of Default: The following shall constitute an “Event of Default” under this agreement:

a.	Borrower’s failure to make any monthly installment payment called for herein, after ten (10) days written notice from Lender to Borrower after such installment payment first became due.

b.	Borrower’s material breach of any other obligation provided herein

c.	The initiation of bankruptcy proceedings by Borrower.

d.	The initiation and sustained prosecution of bankruptcy proceedings by the creditors of Borrower if not dismissed within sixty (60) days of initiation.

e.	Borrower’s actual insolvency.

f.	A change in the identity of persons holding an ownership interest in Borrower representing more than 50% of the total ownership interest in Borrower, excepting transfers of ownership by and between Borrower’s current beneficial owners.

g.	Borrower’s discontinuation of business operations.

h.	Borrower’s sale of all or substantially all of Borrower’s assets necessary for continuing operations.

i.	The entry of judgment against Borrower in any State or Federal civil action if left unsatisfied and not appealed by Borrower for more than sixty (60) days.

j.	If any court of competent jurisdiction holds that some or all of this Note is void or voidable.

k.	If it becomes unlawful for Borrower to perform or comply with its obligations hereunder.

l.	If all or a substantial part of Borrower’s assets are expropriated by any governmental or other agency.

21.	Option To Extend: Borrower shall have the option to extend the term of the indebtedness evidenced by this Note for one term of 90 days from the Maturity Date with Lender approval. Each additional month will accrue flat rate 5% interest of principal equal to $7,500 a month in interest. In order to validly exercise this option Borrower will provide Lender with written notice of Borrower’s exercise of the Option to Extend not more than 60 days, but not less than 30 days, prior to the Maturity Date. If Borrower exercises its option to extend the term of the indebtedness, Borrower’s obligation to repay the Principal Sum and interest thereon on the Maturity Date shall be extended by 90 days (the “Extended Maturity Date”). If Borrower exercises its option to extend the term of the indebtedness all other terms contained in this Note shall remain in full force and effect.

22.	Lender acknowledges that CalTier IB, LLC is also raising capital through a PPM and Subscription document for this acquisition.

BORROWER:

CALTIER IB, LLC, a California limited liability company

/s/ Matt Belcher
By:	Matt Belcher

LENDER:

[*****]
By:	[*****]